                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13D-1(B) (C), AND (D) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13D-2(B)
                               (AMENDMENT NO. )1


                               The Wet Seal, Inc.
--------------------------------------------------------------------------------
                                (Name of issuer)

                              CLASS A COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   981840105
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                February 2, 2005
--------------------------------------------------------------------------------
            (Date of event which requires filing of this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)
         |X|      Rule 13d-1(c)
         |_|      Rule 13d-1(d)


                       (Continued on the following pages)

                              (Page 1 of 8 Pages)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

--------------------------                            --------------------------
CUSIP NO.  981840105                                  PAGE 2 OF 8 PAGES
--------------------------                            --------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             PAR INVESTMENT PARTNERS, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A) |_|
                                                                         (B) |X|

--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             STATE OF DELAWARE
--------------------------------------------------------------------------------
      NUMBER OF          5       SOLE VOTING POWER

        SHARES                   2,575,913 CLASS A COMMON STOCK
                         -------------------------------------------------------
     BENEFICIALLY        6       SHARED VOTING POWER

    OWNED BY EACH                NONE
                         -------------------------------------------------------
      REPORTING          7       SOLE DISPOSITIVE POWER

        PERSON                   2,575,913 CLASS A COMMON STOCK
                         -------------------------------------------------------
         WITH            8       SHARED DISPOSITIVE POWER

                                 NONE
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,575,913 CLASS A COMMON STOCK
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                         |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.4% CLASS A COMMON STOCK
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON *

             PN
================================================================================


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                            --------------------------
CUSIP NO.  981840105                                  PAGE 3 OF 8 PAGES
--------------------------                            --------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             PAR GROUP, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A) |_|
                                                                         (B) |X|

--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             STATE OF DELAWARE
--------------------------------------------------------------------------------
      NUMBER OF          5       SOLE VOTING POWER

        SHARES                   2,575,913 CLASS A COMMON STOCK
                         -------------------------------------------------------
     BENEFICIALLY        6       SHARED VOTING POWER

    OWNED BY EACH                NONE
                         -------------------------------------------------------
      REPORTING          7       SOLE DISPOSITIVE POWER

        PERSON                   2,575,913 CLASS A COMMON STOCK
                         -------------------------------------------------------
         WITH            8       SHARED DISPOSITIVE POWER

                                 NONE
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,575,913 CLASS A COMMON STOCK
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                         |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.4% CLASS A COMMON STOCK
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON *

             PN
================================================================================


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                            --------------------------
CUSIP NO.  981840105                                  PAGE 4 OF 8 PAGES
--------------------------                            --------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             PAR CAPITAL MANAGEMENT, INC.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A) |_|
                                                                         (B) |X|

--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             STATE OF DELAWARE
--------------------------------------------------------------------------------
      NUMBER OF          5       SOLE VOTING POWER

        SHARES                   2,575,913 CLASS A COMMON STOCK
                         -------------------------------------------------------
     BENEFICIALLY        6       SHARED VOTING POWER

    OWNED BY EACH                NONE
                         -------------------------------------------------------
      REPORTING          7       SOLE DISPOSITIVE POWER

        PERSON                   2,575,913 CLASS A COMMON STOCK
                         -------------------------------------------------------
         WITH            8       SHARED DISPOSITIVE POWER

                                 NONE
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,575,913 CLASS A COMMON STOCK
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                         |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.4% CLASS A COMMON STOCK
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON *

             CO
================================================================================


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                           STATEMENT ON SCHEDULE 13G


Item 1(a).        Name of Issuer:

                  The Wet Seal, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  26972 Burbank
                  Foothill Ranch, CA 92610

Item 2(a).        Names of Person Filing:

                  PAR Investment Partners, L.P.
                  PAR Group, L.P.
                  PAR Capital Management, Inc.

Item 2(b).        Business Mailing Address for the Person Filing:

                  PAR Capital Management, Inc.
                  One International Place, Suite 2401
                  Boston, MA 02110

Item 2(c).        Citizenship:

                  State of Delaware

Item 2(d).        Title of Class of Securities:

                  CLASS A COMMON STOCK

Item 2(e).        CUSIP Number:

                  981840105

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not Applicable

Item 4.           Ownership:

                  (a)      Amount Beneficially Owned: 2,575,913 CLASS A COMMON
                           STOCK

                  (b)      Percent of Class: 7.4% CLASS A COMMON STOCK

                  (c)      Number of shares as to which such person has:

                           (i)      2,575,913 CLASS A COMMON STOCK

                           (ii)     shared power to vote or to direct the vote:

                           (iii) sole power to dispose or to direct the disposition of:

                                    2,575,913 CLASS A COMMON STOCK

                           (iv) shared power to dispose or to direct the disposition of:


Item 5.           Ownership of Five Percent or Less of a Class:

                  Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group:

                  Not Applicable

Item 9.           Notice of Dissolution of Group:

                  Not Applicable

Item 10.          Certification:

                           By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 11, 2005

                                             PAR INVESTMENT PARTNERS, L.P.

                                             By:  PAR GROUP, L.P.
                                                  its general partner

                                             By:  PAR CAPITAL MANAGEMENT, INC.
                                                  its general partner

                                             By:  /s/ Suzanne M. Matulis
                                                  ------------------------------
                                                  Suzanne M. Matulis, Secretary


                                             PAR GROUP, L.P.

                                             By:  PAR CAPITAL MANAGEMENT, INC.,
                                                  its general partner

                                             By:  /s/ Suzanne M. Matulis
                                                  ------------------------------
                                                  Suzanne M. Matulis, Secretary


                                             PAR CAPITAL MANAGEMENT, INC.

                                             By:  /s/ Suzanne M. Matulis
                                                  ------------------------------
                                                  Suzanne M. Matulis, Secretary

                             JOINT FILING AGREEMENT


         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the CLASS A COMMON STOCK The Wet Seal, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

         In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 11th day of February, 2005.

                                             PAR INVESTMENT PARTNERS, L.P.

                                             By:  PAR GROUP, L.P.
                                                  its general partner

                                             By:  PAR CAPITAL MANAGEMENT, INC.
                                                  its general partner

                                             By:  /s/Suzanne M. Matulis
                                                  ------------------------------
                                                  Suzanne M. Matulis, Secretary


                                             PAR GROUP, L.P.

                                             By:  PAR CAPITAL MANAGEMENT, INC.,
                                                  its general partner

                                             By:  /s/ Suzanne M. Matulis
                                                  ------------------------------
                                                  Suzanne M. Matulis, Secretary


                                             PAR CAPITAL MANAGEMENT, INC.

                                             By:  /s/Suzanne M. Matulis
                                                  ------------------------------
                                                  Suzanne M. Matulis, Secretary